January 4, 2008

Office of the Chief Accountant,

Division of Corporation Finance

100 F Street NE

Washington, DC 20549-7561

Re:	Pipeline Data, Inc.
Commission File Number: (333-121840)

Dear Sirs:

We have read Item 4.01 of the Form 8-K, dated January 4, 2008 being filed by Pipeline Data, Inc. and are in agreement with the statements contained in the first, second, third and sixth paragraphs therein. We have no basis to agree or disagree with the other statements made therein.

J.H. Cohn LLP

Roseland, New Jersey